Prospectus Supplement No. 8	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated June 15, 2021)	Registration No. 333-256501

Stem, Inc.

Up to 52,107,817 Shares of Common Stock
This prospectus supplement no. 8 is being filed to update and supplement information contained in the prospectus dated June 15, 2021 (the “Prospectus”) related to the offer and sale, from time to time, by the Selling Securityholders (as defined in the Prospectus) identified in the Prospectus, or their permitted transferees, of up to 52,107,817 shares of our common stock, par value $0.0001 per share (the “Common Stock”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 18, 2022 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement. Any document, exhibit or information contained in the Report that has been deemed furnished and not filed in accordance with Securities and Exchange Commission rules shall not be included in this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock is traded on the New York Stock Exchange under the symbol “STEM.” On January 20, 2022, the closing price of our common stock was $13.38 per share.
Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.
Neither the SEC nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 21, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM 8-K
_______________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): January 12, 2022
_______________________________________

STEM, INC.

(Exact name of registrant as specified in its charter)
_______________________________________

Delaware	001-39455	85-1972187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 California St., 14th Fl, San Francisco, California 94111
(Address of principal executive offices including zip code)
1-877-374-7836
Registrant’s telephone number, including area code
_______________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	STEM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
On January 12, 2022, Stem, Inc. (the “Company”) named Rahul Shukla as the Company’s Chief Accounting Officer, effective January 18, 2022. Mr. Shukla will serve as the Company’s principal accounting officer in his capacity as Chief Accounting Officer, and William Bush, the Company’s Chief Financial Officer, who has been serving as principal financial officer and principal accounting officer, will continue serving as the Company’s principal financial officer.
Mr. Shukla, 39, was previously the Vice President, Finance for Natera, Inc. from June 2020 to December 2021. Prior to that, he was Vice President, Corporate Controller of eHealth, Inc. from 2018 to 2020. Prior to that, he served as Vice President, Finance and Accounting of Gum Drop Cases, Inc., from 2015 to 2018. Prior to that, he served in various accounting and finance roles with NextTag, Inc, from 2013-2015. Mr. Shukla has a Bachelor of Science degree in Business Administration from the University of California, Berkeley.
In his new role with the Company, Mr. Shukla will receive an annual base salary of $300,000. In connection with his appointment, he will receive (a) a sign-on cash bonus of $75,000, less applicable withholding taxes and (b) a sign-on long-term incentive (“LTI”) equity award of restricted stock units (“RSUs”) and options with a target value of $200,000, vesting ratably over four years, subject to his continued employment with the Company through the applicable vesting dates. Mr. Shukla will be eligible for a cash award under the Company’s annual cash incentive plan with a target award of 30% of base salary, and will be eligible to participate in the Company’s long-term equity incentive program. Also in connection with his appointment, Mr. Shukla will receive an initial LTI equity award of RSUs and stock options with a target value of $200,000, vesting ratably over four years, subject to his continued employment with the Company through the applicable vesting dates.
Mr. Shukla has no family relationships with any director or executive officer of the Company, and there are no arrangements or understandings with any person pursuant to which he will be selected as an officer of the Company. In addition, there have been no transactions directly or indirectly involving Mr. Shukla that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEM, INC.

Date: January 18, 2022	By:	/s/ Saul R. Laureles
		Name:	Saul R. Laureles
		Title:	Chief Legal Officer and Secretary
_____________________________________________________________________________________________
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